Exhibit 10.1

UROGEN PHARMA LTD.

AMENDMENT TO AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR AND OFFICER COMPENSATION POLICY

2.2.3      Insurance, Exculpation and Indemnification. The directors and officers of the Company shall be entitled to benefit from the insurance, exculpation and indemnification arrangements to the fullest extent permitted by applicable law, to be approved from time to time by the Company, pursuant to the provisions of the Articles of Association of the Company and applicable law. The insurance arrangements shall provide coverage in such amounts as shall be determined by the Compensation Committee of the Company, and, if required by applicable law, the Board, and may include “run-off” (a/k/a “tail”) provisions for a period of up to the later of (i) 10 years after the termination of their services with the Company, and (ii) the resolution of existing claims, and such insurance arrangements may also include Public Offering of Securities Insurance (POSI) or similar insurance. The insurance arrangements (which may also cover the liability of any controlling shareholders of the Company and their relatives (within the meanings of such terms in the Companies Law), in their capacity as directors and officers of the Company) shall be subject to the following limitations, which shall be determined by the Compensation Committee of the Company, and, if required by applicable law, the Board: (i) the annual premium to be paid by the Company as well as the amount of the deductible for the Company shall be on market terms as of the date of the issuance of the policy; and (ii) the cost of the policy to the Company shall not have a material impact on the Company’s profitability, assets or liabilities.